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                                                                    EXHIBIT 99.1

TRIDENT MICROSYSTEMS ANNOUNCES APPROVAL OF
ACQUISITION OF MINORITY INTEREST

SUNNYVALE, Calif., Jan. 11 /PRNewswire-FirstCall/ -- Trident Microsystems, Inc. (Nasdaq: TRID - News) announced today that it has taken key steps towards the acquisition of the fully diluted 33% minority interest of Trident's Digital Television subsidiary -- Trident Technologies Inc. ("TTI"). The Board of Directors approved the acquisition of substantially all the minority interest, subject to Trident Microsystems shareholder approval. As part of the transaction, the Company announced the signing of agreements with investment related affiliates of United Microelectronics Corporation ("UMC"), collectively TTI's largest minority shareholders, as well as the board's approval of the assumption of TTI's employee stock option plan and the completion of a series of subsidiary treasury stock transactions.
TMI will reacquire approximately 33%, on a fully diluted basis, of its fast growing Digital Television business. The Company has also determined not to proceed with a possible spin-off of this business via an IPO. Originally TTI was organized and capitalized with a planned option to spin the business off as an IPO in either Taiwan or the United States. However the Board has determined that such a plan may no longer be in the best interests of the TMI shareholders, and the parent company is now in a position to acquire the minority interest in a transaction that will be accretive on a pro forma basis. The reconsolidation of the company's equity interests will simplify the capital structure of the company and allow both shareholder interests to benefit.

The company expects the transaction to be accretive on a cash flow, or pro forma based earnings measurement by approximately $.04 - .05 per share in CY 2005. The acquisitions of minority interest will require approximately $8.2 million of cash in total, of which approximately $6 million has already been invested through treasury stock repurchases by TTI. In addition approximately 4.2 million net Trident common shares and options, or about 14% dilution, will be added to Trident's fully diluted shares outstanding. This will be used to convert some of the shareholdings of UMC's affiliates as well as employee held options and shares into TMI equity on substantially the same or similar terms. In return for the cash and stock transactions, the company anticipates that it will eliminate approximately $3.5 million or more in projected minority interest charges in CY '05. This amount represents the anticipated allocation of profit to TTI minority shareholders in the parent company's consolidated financial statements, if the proposed transaction did not occur. At Trident's current stock price the value of the acquisition of all the minority interests is estimated at approximately $73 million of which the company expects to record approximately $40 million as a non cash deferred charge on the balance sheet associated with the remeasurement of the value of TTI stock options previously granted to employees which will be amortized over the remaining vesting period or approximately 3 years via a non cash expense in the company's income statement. This non-cash amortization is specifically excluded from the pro forma or cash basis measurement of accretion/dilution referred to above.


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The proposal to acquire the minority interest is subject to shareholder approval and will be described in a proposal to the shareholders to be included in the annual meeting proxy to be filed within approximately the next 30-45 days. The company currently hopes to hold it's annual meeting, obtain shareholder approval and close the acquisition in March or early April 2005.

The Company will discuss this transaction further in its quarterly conference call to discuss the fiscal Q2 earnings, which will occur on Thursday, January 20, 2005 at 2:30 p.m. Pacific Time (5:30 p.m. Eastern Time). Shareholders may participate via telephone or webcast by CCBN, the details of which will be announced at a later date.

Forward-Looking Information

This press release contains forward-looking statements, including statements which use the words "expect," "hope," "anticipate," "believe," "potential" and similar words, including our statements regarding financial expectations. The forward-looking statements above are subject to certain risks, and actual results could vary materially depending on a number of factors. These risks include, in particular, changes in trends in the DPTV industries, changes in targeted consumer electronics markets such as Digital Television, whether the Company is able to achieve timely product introductions, the failure to obtain design wins among major OEMs for the Company products, and competitive pressures, including pricing and competitors' new product introductions. Additional factors that may affect the Company's business are described in detail in the Company's filings with the Securities and Exchange Commission.

About Trident Microsystems, Inc.

Trident Microsystems, Inc., with headquarters in Sunnyvale, California, designs, develops and markets digital media for the masses in the form of integrated circuits (ICs) for CRT TV, LCD TV, PDP TV, HDTV, and digital set-top box. Trident's products are sold to a network of OEMs, original design manufacturers and system integrators worldwide. For further information about Trident and its products, please consult the company's web site: http://www.tridentmicro.com.

NOTE: Trident is a registered trademark of Trident Microsystems, Inc. All other company and product names are trademarks and/or registered trademarks of their respective owners. Features, pricing, availability and specifications are subject to change without notice.

FOR PRESS RELEASES:
Trident Microsystems, Inc.
Investor Relations
Tel:  (408) 991-8090
Email:  Investor@tridentmicro.com
Web site: http://www.tridentmicro.com